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AGREEMENT AND GENERAL RELEASE

Emeritus Corporation, its successors and assigns ("Emeritus") and Frank Ruffo, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Ruffo”), agree that:

1.  Resignation as Officer. Ruffo hereby resigns as an officer of Emeritus and Emeritus accepts Ruffo's resignation effective December 31, 2006.

2.  Consideration. In consideration for signing this Agreement and General Release ("Agreement") and compliance with the promises made herein, Emeritus agrees, subject to the change of control provisions in Paragraph 2(k):

(a) to pay Ruffo's salary at its current rate ($170,000 per year) and to keep Ruffo and his wife on the Executive benefit plan through June 30, 2007;

(b) beginning on July 1, 2007 through December 31, 2012, to pay an annualized salary of $117,500 (equal to 60% of base annual salary at time of retirement; Medicare basic and supplemental plan premiums for Ruffo at the annual rate in the year in which each payment is made (currently $7,000 annual payment); 5% additional compensation to cover medical premiums for Ruffo's wife between group COBRA and reaching Medicare eligibility ($8,500)).

(c); beginning July 1, 2007, assuming Ruffo's wife elects to continue insurance coverage under COBRA, to pay the cost of providing said coverage for 36 months;

(d) Beginning on January 1, 2013, through December 31, 2022, to pay a stipend of $2,000.00 per month to help defray the cost of health insurance for Ruffo and/or his wife. In the event of Ruffo's death prior to January 1, 2013, Emeritus will not make the $2,000 monthly payment, but will pay Ruffo's wife $1,000 per month from January 1, 2013 through December 31, 2022.
(e) to payout any bonus earned under the 2006 Executive Bonus plan; even if not earned, if other senior executives receive bonuses on a discretionary basis, Ruffo will be entitled to a discretionary amount on the same basis and in a proportionate amount as he received in the past relative to other officers.

(f) to make matching contributions for the 2006 Top Hat Plan;

(g) on June 30, 2007, to vest 100% of Ruffo's outstanding stock options. As set forth in the 2006 Equity Plan provisions, Ruffo shall have one (1) year -- until June 30, 2008 -- to exercise said options;

(h) in the event the Company offers a health insurance plan effective at any point from July 1, 2007 through December 31, 2012 that would have allowed the participation of Ruffo and/or his wife if it existed on June 30, 2007, the Company will immediately notify him and/or her in writing of the plan. Subject to the eligibility provisions of said plan, Ruffo (or his wife, if he predeceases her) will have 60 days from the date of receipt of notice to elect to participate in the plan under its terms and conditions with premiums paid for by the Company through December 31, 2012. If he/she so elects to participate, the provisions of 2 (b) will be changed to provide for an annualized salary of $102,000.00 and the remainder of 2 (b) is no longer applicable;

(i) to allow Ruffo to keep the 9400 Dell Computer and cell phone and transferring cell phone to Ruffo’s personal account; and

(j) that Ruffo may maintain his long term care insurance policy with Ruffo responsible for the premiums;

(k) in the event of a change of control as defined in the Company’s 2006 Stock Option Plan or in the event of Ruffo’s death, Emeritus will have the option of calculating an equivalent lump sum amount to cover any remaining financial obligations set forth in Paragraphs 2(a) - (j) and paying said lump sum to Ruffo or his surviving spouse.

3.  No Consideration Absent Execution of this Agreement. Ruffo understands and agrees that he would not receive the monies and/or benefits specified in paragraph “2” above, except for his execution of this Agreement and the fulfillment of the promises contained herein.

4.  Revocation. Ruffo may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Dan Baty and state, "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Dan Baty or his designee, or mailed to Dan Baty and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Ruffo was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5.  General Release of Claims.
(a)Ruffo knowingly and voluntarily releases and forever discharges Emeritus, its affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors, members, managers and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, Ruffo has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended ("ERISA");

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	Washington Law Against Discrimination in Employment - Wash. Rev. Code Ch. 49.60.010 et seq.

•	Washington State Civil Rights Act - Wash. Rev. Code§49.60.400

•	Washington Statutory Provisions Against Retaliation/Discrimination for Filing a Workers’ Compensation Claim - Wash. Rev. Code §51.48.025

•	Washington Age Discrimination Law - Wash. Rev. Code Title 49, §49.44.090

•	Washington Sex Discrimination Law - Wash. Rev. Code Ch. 49.12, §200

•	Washington Equal Pay Law - Wash. Rev. Code Title 49, §49.12.175

•	Washington Family Leave Act - Wash. Rev. Code §49.78.005 et seq. and §49.78.010 et seq.

•	Washington Wage Payment and Work Hour Laws

•	The Washington Industrial Safety and Health Act - Wash. Rev. Code Ch. 49.17

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b). Emeritus knowingly and voluntarily releases and forever discharges Ruffo, his heirs and assigns, of and from any and all claims, known and unknown, Emeritus has or may have against Ruffo as of the date of execution of this Agreement.

6. Affirmations. (a) Ruffo affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form.

(b) Ruffo further affirms that he has been paid and/or has received all leave (paid or unpaid), vacation and floating holiday pay, compensation, wages, bonuses, commissions, and/or benefits (including any monies to which he is entitled in his section 401(k) plan) to which he may be entitled and that no other leave (paid or unpaid), vacation and floating holiday pay, compensation, wages, bonuses, commissions and/or benefits (including any monies to which he is entitled in his section 401(k) plan) are due to him, except (1) any already vested benefit under ERISA, and (2) as provided in this Agreement.

(c) Ruffo furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

(d) Ruffo affirms that he has returned any and all of Employer's property in his possession or control.

(e) Ruffo further affirms that Ruffo has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Ruffo agrees that if such an administrative claim is made, Ruffo shall not be entitled to recover any individual monetary relief or other individual remedies.

 7. Confidentiality. Except as required by law, Ruffo agrees not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, tax advisor, and an attorney with whom Ruffo chooses to consult regarding his consideration of this Agreement. Employer also affirms he has not divulged any proprietary or confidential information of Employer and will not divulge such information at anytime hereafter.

8. Non-disparagement. The parties hereto agree they have not made and will not make any statements disparaging each other. The parties further specifically agrees not to speak with the press or media about each other in a disparaging or negative manner.

 9. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of Washington without regard to its conflict of laws provision. In the event the Ruffo breaches any provision of this Agreement, Ruffo and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10. Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

 11. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

 12. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Ruffo acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

RUFFO HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

RUFFO AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, RUFFO AND EMERITUS FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EACH HAS OR MIGHT HAVE AGAINST THE OTHER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Emeritus Corporation

__/s/ Frank Ruffo__________
Frank Ruffo
Date:12/27/06

By:/s/ Daniel R. Baty
Daniel R. Baty
Chief Executive Officer
Date: 12/27/06